FOR IMMEDIATE RELEASE

Contact Information:
At the Company:	EAS & Associates:
Gregory S. Skinner Vice President Finance and CFO (650) 306-1650	Liz Saghi (805) 967-0161

LANDEC CORPORATION REPORTS FOURTH QUARTER AND
FISCAL YEAR 2006 RESULTS

Landec Achieves Record Revenues and Net Income

MENLO PARK, CA – July 24, 2006 — Landec Corporation (Nasdaq: LNDC), today reported record results for the fourth quarter and fiscal year 2006. Revenues for fiscal year 2006 were $232.0 million versus revenues of $205.2 million for fiscal year 2005. Net income for fiscal year 2006 was $8.7 million or $0.32 per diluted share compared to net income of $5.4 million or $0.21 per diluted share in the prior year.

Revenues for the fourth quarter were $71.3 million versus revenues of $56.2 million for the same period a year ago. The Company reported net income for the quarter of $6.7 million or $0.24 per diluted share compared to net income of $4.6 million or $0.17 per diluted share for the same period last year.

“With the results for fiscal year 2006, we achieved record revenues and earnings,” stated Gary Steele, Landec’s President and Chief Executive Officer. “We are very pleased with our fiscal year 2006 results as we increased revenues by 13% to $232.0 million, net income by 60% to $8.7 million and earnings per share to $0.32.”

Included in net income for the fourth quarter and all of fiscal year 2006 was $411,000 and $1.6 million, respectively, from the licensing agreement with a medical device company announced in December 2005. Also included in net income for fiscal year 2006 is $638,000 in license fees from Alcon, Inc. due to amending the supply agreement to terminate on May 28, 2006 instead of November 2012 which resulted in the acceleration of $550,000 of deferred revenue.

“We had five primary objectives for fiscal year 2006: (1) continue to grow our value-added specialty packaging food business, (2) increase the growth of our agricultural seed revenues, (3) commercially launch our banana packaging technology with Chiquita Brands International, Inc., (4) continue to add strategic partner relationships in each of our businesses, with specific emphasis on opportunities for Intelimer® polymer applications outside of our food and agricultural businesses, and (5) grow overall revenues by 10% to 15% while increasing net income by 55% to 65% compared to fiscal year 2005 results. We successfully achieved each of these goals,” stated Steele.

Commenting on the financial condition of the Company, Greg Skinner, Vice President of Finance and Chief Financial Officer of Landec stated, “During fiscal year 2006, we continued to strengthen our balance sheet. We increased our cash balance by $7.6 million during fiscal year 2006 to $20.5 million. This increase was primarily due to net cash generated from operations of $10.9 million and the sale of $3.5 million of common stock from employees exercising options, partially offset by (1) the purchase of $4.7 million of property, plant and equipment, (2) the net reduction of long-term debt of $1.1 million, and (3) the use of $3.9 million of cash to purchase Heartland Hybrids, Inc.”

Operating Highlights

Apio, Inc. — Landec’s Food Subsidiary

Nick Tompkins, President and CEO of Apio reported, “During the fourth quarter, sales of our value-added specialty packaging vegetable products grew 17% to $36.5 million compared to $31.2 million in the same period last year. For fiscal year 2006, sales of our value-added specialty packaging vegetable products grew 13% to $136.1 million compared to $120.4 million for the same period a year ago.”

“Apio’s gross profits from value-added vegetable products increased in the fourth quarter by $644,000 to $5.6 million and increased during fiscal year 2006 by $4.0 million to $23.0 million compared to the same periods in the prior year. These increases in gross profits were primarily due to a more profitable mix of products sold and improved operational efficiencies driven largely by improved produce quality compared to the fourth quarter and all of fiscal year 2005,” said Tompkins.

“Overall Apio revenues increased to $44.5 million during the fourth quarter and $194.8 million for fiscal year 2006 compared to $40.2 million and $179.2 million, respectively, for the year ago periods. Overall Apio net income increased to $1.7 million for the fourth quarter and $9.1 million for fiscal year 2006 compared to $1.6 million and $5.6 million, respectively, for the same periods a year ago,” added Tompkins.

In April 2005, Apio introduced the BreatheWay™ trademark on all of its products using Landec’s patented packaging technology which extends the shelf life of vegetables and fruit. Apio’s BreatheWay food packaging regulates the levels of oxygen and carbon dioxide within a package to maintain the optimum atmosphere in order to extend the shelf life of the produce. The versatility of the BreatheWay food packaging technology allows the Company to convert not only fresh-cut produce but also whole produce into value-added products that bring real differentiation to retailers and food distributors.

In February 2006, Landec announced that Chiquita Brands International, Inc. and Core-Mark International, one of the largest North American distributors to the convenience retail industry, entered into an arrangement to distribute Chiquita bananas using Landec’s patented packaging technology to convenience stores throughout the Core-Mark network. Chiquita and Core-Mark intend to expand the commercial sale of BreatheWay packaged Chiquita bananas to more than 7,500 retail locations by calendar year-end 2006, up from 5,000 locations previously planned.

Landec Ag, Inc. — Landec’s Seed Subsidiary

Tom Crowley, President and CEO of Landec Ag reported, “During the fourth quarter, Landec Ag revenues grew 63% to $25.7 million compared to $15.8 million for the same period last year and gross profits were $7.8 million compared to $5.5 million during the same period a year ago. For fiscal year 2006, Landec Ag revenues increased 33% to $34.1 million compared to $25.6 million during fiscal year 2005 and gross profits increased to $10.4 million from $9.4 million last year. The majority of this growth was due to the addition of Heartland Hybrids which was acquired at the beginning of Landec’s second fiscal quarter.”

Landec’s Intelimer® Supply and Licensing Business

The Company is working with a number of existing and potential partners to expand the use of Intelimer polymers in cosmetic and personal care products, as well as industrial non-food and non-agricultural products.

In December 2005, Landec entered into an exclusive licensing agreement with a medical device company. Landec received an upfront license fee of $250,000 for the exclusive rights to use Landec’s Intelimer materials technology in the partner’s specific device field worldwide. Landec will also receive royalties on future product sales. In addition, Landec has received 2.2 million shares of preferred stock which currently represents a 19.9% ownership interest in the medical device company.

On March 14, 2006, the Company entered into an exclusive license and research and development agreement with Air Products and Chemicals, Inc. Landec received an upfront licensing fee of $900,000 at close and will receive up to an additional $1.6 million of license payments that will be paid in quarterly installments of $200,000 each during years two and three of the agreement for the exclusive rights to use Landec’s Intelimer materials technology in specific fields worldwide. The license fees will be recognized as license revenue over a three year period beginning March 2006. Additionally, in accordance with the agreement, Landec will receive 40% of the gross profits occurring after March 14, 2007 that are generated from the sale of products by Air Products that incorporate Landec’s Intelimer materials.

Landec Consolidated

For fiscal year 2006 net income was $8.7 million which is $3.3 million higher than the same period last year due to several factors. Items increasing net income included: (1) a $4.0 million increase in gross profits from Apio’s value-added business, (2) a $1.0 million increase in gross profits at Landec Ag primarily due to the acquisition of Heartland Hybrids, (3) $1.6 million in license fees from the medical device licensing agreement and (4) a $604,000 increase in gross profits from Apio Tech compared to fiscal year 2005. Net income was decreased by a $4.6 million Company-wide increase in selling, general and administrative expenses primarily due to (1) selling, general and administrative expenses of $2.0 million at Heartland Hybrids, (2) planned increases in selling and marketing expenses at Apio and Landec Ag to generate increases in revenues, (3) an increase in general and administrative expenses at Corporate for business development consulting fees and legal fees, and (4) the accrual of bonuses for exceeding our fiscal year 2006 internal plan.

Landec Fourth Quarter and Fiscal Year 2006 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Tuesday, July 25, 2006, during which senior management of Landec will present an overview of results for the fourth quarter and fiscal year 2006. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 814-8483 or (703) 639-1373 at least 5 minutes prior to the start. A replay of the call will be available through Tuesday, August 1, 2006 by calling (888) 266-2081, code #928645.

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company’s new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2005. (See item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

—Tables and Q&A to Follow—

LANDEC CORPORATION
Consolidated Condensed Balance Sheets
(In thousands)

	May 28,		May 29,
	2006		2005
ASSETS

Current Assets:	(unaudited)
Cash and cash equivalents		$20,519	$12,871
Marketable securities		—	1,968
Accounts receivable, net		18,198	15,881
Inventory		13,958	9,917
Notes and advances receivable		390	508
Prepaid expenses and other current assets		1,637	2,042
Assets held for sale		—	1,190
Total Current Assets		54,702	44,377
Property and equipment, net		19,014	17,275
Intangible assets, net		43,254	37,615
Other assets		2,055	808
		$119,025	$100,075

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable		$23,968	$18,306
Accrued compensation		3,303	1,907
Other accrued liabilities		2,032	2,141
Deferred revenue		884	557
Current maturities of long term debt		2,018	548

Total Current Liabilities		32,205	23,459
Non-current portion of long term debt		—	2,540
Other non-current liabilities		—	550
Minority interest		1,771	1,466
Shareholders’ Equity:
Common stock		126,288	121,950
Accumulated deficit		(41,239)	(49,890)

Total Shareholders’ Equity		85,049	72,060
		$119,025	$100,075

LANDEC CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	May 28, 2006	May 29, 2005	May 28, 2006	May 29, 2005
Revenues:	(unaudited)	(unaudited)	(unaudited)
Product sales	$69,345	$55,162	$225,404	$201,020
Services revenues	943	912	3,725	3,704
Research, development, and royalty revenues	216	76	426	418
License fees	783	22	2,398	88

Total revenues	71,287	56,172	231,953	205,230
Cost of revenue:
Cost of product sales	55,493	44,462	188,904	170,359
Cost of services revenues	844	718	3,005	2,899

Total cost of revenue	56,337	45,180	191,909	173,258
Gross profit	14,950	10,992	40,044	31,972
Operating costs and expenses:
Research and development	762	568	3,042	2,543
Selling, general and administrative	7,449	5,769	27,979	23,412

Total operating costs and expenses	8,211	6,337	31,021	25,955

Operating income	6,739	4,655	9,023	6,017
Interest income	238	107	633	214
Interest expense	(90)	(82)	(452)	(414)
Other expense	(192)	(71)	(553)	(415)

Net income	$6,695	$4,609	$8,651	$5,402

Basic net income per share	$0.27	$0.19	$0.35	$0.23

Diluted net income per share	$0.24	$0.17	$0.32	$0.21

Shares used in per share computations:
Basic	24,895	24,036	24,553	23,705

Diluted	26,067	24,963	25,657	24,614

LANDEC CORPORATION
FISCAL YEAR ENDED MAY 28, 2006
QUESTIONS AND ANSWERS

1) What are some of the key milestones Landec achieved in fiscal year 2006?

Apio, Inc. — Landec’s Food Subsidiary:

a)	With Chiquita® Brand bananas — entered into an arrangement with Core-Mark International to distribute Chiquita bananas using our packaging technology to convenience stores throughout the Core-Mark network with the goal of being in at least 7,500 locations by calendar year end 2006.

b)	Increased overall revenues by 9% to $194.8 million and net income by 62% to $9.1 million compared to fiscal year 2005.

c)	Increased value-added revenues by 13% to $136.1 million compared to the prior year.

d)	Increased value-added gross profits by 21% compared to last year.

e)	Increased the retail vegetable tray product line and the 12-ounce specialty packaged retail product line revenues by 22% and 16%, respectively, compared to fiscal year 2005.

f)	Initiated further expansion of Apio’s value-added facility for additional space and operating efficiencies.

g)	Generated $12.7 million of cash flow from Apio operations during fiscal year 2006.

Landec Ag — Landec’s Agricultural Seed Subsidiary:

a)	Purchased Heartland Hybrids, Inc., the second largest direct marketer of seed corn to farmers behind Landec Ag’s Fielder’s Choice Direct® brand.

b)	Increased overall Ag revenues by 33% to $34.1 million and gross profits by 10% to $10.4 million and, despite a very difficult year in the seed corn industry, managed to generate operating income of $353,000.

c)	Based upon third party studies for the past three years, Early Plant® corn increased yields on average by 21 bushels per acre when compared to late planted corn and reduced dry down cost by nearly $15 per acre compared to late planted corn resulting in an overall increase in profit to the farmer of $49 per acre.

d)	Introduced 37 new corn hybrids for 2006, bringing the line-up to 121 hybrid seed varieties it currently has for sale, including 48 hybrid offerings that will be using Early Plant Intellicoat® seed coating technology.

Landec Consolidated:

a)	Increased overall Landec revenues by 13% to $232.0 million (or 19% excluding Apio’s trading business revenues), gross profits by 25% to $40.0 million and net income by 60% to $8.7 million. In addition, Landec improved its overall gross margin by 1.7 percentage points to 17.3% compared to fiscal year 2005.

b)	Entered into a new licensing and research and development agreement with Air Products in which the Company has received $900,000 in licensing payments and will receive up to an additional $1.6 million, for a total of $2.5 million in licensing payments. In addition, the Company will receive 40% of gross profits realized starting March 14, 2007 from the sale of Landec’s Intelimer-based products by Air Products.

c)	Improved Company-wide net interest income by $381,000 compared to fiscal year 2005.

d)	Entered into a new licensing agreement with a newly established medical device company in which Landec received an upfront licensing payment of $250,000. In addition, the Company received 2.2 million shares of preferred stock initially valued at $1.3 million which represents a 19.9% ownership interest in the medical device company. Landec will also receive royalties on future product sales.

e)	Amended the supply agreement with Alcon, Inc. to expire on May 28, 2006 resulting in the recognition of an additional $550,000 of revenue and net income during fiscal year 2006.

f)	Invested $4.7 million in capital expenditures to support future growth and advance operating efficiencies.

2) What are the Company’s expectations for fiscal year 2007?

Net income for fiscal year 2007 is projected to grow 30% to 40% compared to fiscal year 2006, excluding the $638,000 of net income from the Alcon license recognized in fiscal year 2006 and excluding in fiscal year 2007 the impact on net income of expensing options estimated at approximately $500,000. Overall revenues are projected to grow 10% to 15%, excluding Apio’s trading business which is projected to decrease 8%.

Specifically the growth opportunities and the challenges we face in fiscal year 2007 are:

Landec’s growth opportunities

a)	Increase Apio’s value-added revenues by over 10% while maintaining fiscal year 2006 margins.

b)	More than double Apio Tech’s revenues and gross profits by increasing the sales of our banana packaging technology to Chiquita and commercializing new uses of Apio’s BreatheWay packaging technology.

c)	Increase Landec Ag’s revenues by 10% or more with gross margins of 30% or more.

d)	Increase Early Plant corn and Intellicoat coating revenues by 25% to 35%.

e)	Meet contractual milestone with our medical device partner leading to Landec receiving an additional 800,000 shares currently valued at $480,000 (our ownership interest will remain at 19.9%).

f)	Work closely with Air Products to expand the use of our Intelimer polymer technology in personal care and other licensed fields.

Landec’s challenges and risks

a)	Raw material costs for produce, packaging and corn seed (including technology and royalty fees) are expected to increase by approximately $3.5 million in fiscal year 2007 compared to fiscal year 2006.

b)	Market share growth in our value-added vegetable business, particularly in our tray line, will continue to be difficult since we are the market share leader with nearly a 50% market share in retail vegetable trays.

c)	Recent annual growth in the U.S. corn seed industry has been flat to down. To achieve our goal of growing Landec Ag revenues by 10% or more in fiscal year 2007 will require taking market share from other seed companies and require expanding the use of our Intellicoat coating technology.

d)	The significant planned reduction in Apio’s domestic commodity buy/sell trading revenues of approximately $7.5 million coupled with a forecasted flat year in export revenues, is projected to result in an 8% decrease in Apio’s combined trading revenues to $53.6 million in fiscal year 2007 compared to $58.0 million in fiscal year 2006. We expect there to be little or no impact on consolidated net income from the reduction in trading revenues due to the lower margins realized in the domestic commodity buy/sell trading business.

3)	How do you see the Chiquita collaboration evolving such that sales and earnings become material?

Chiquita’s collaboration with Core Mark is going well and they have recently revised their estimate from supplying BreatheWay packaged Chiquita bananas to over 5,000 convenience stores by calendar year end 2006 to supplying over 7,500 stores in that same timeframe. In addition, Chiquita has at least one customer in either market trials or early commercialization in each targeted commercial market segment which includes convenience stores, coffee chains, quick serve restaurants and drug stores. After Chiquita’s initial focus on non-traditional markets, we expect that Chiquita will turn its attention to uses of our banana packaging technology for European applications and domestic retail grocery applications. Our agreement with Chiquita includes annual minimums which increase each year for the first three years.

4)	What other initiatives, aside from the banana program with Chiquita, is Apio Tech currently working on?

In addition to the banana program Apio Tech has commercialized or is in late stage development on the following initiatives:

a) Meal lines which include protein and fresh vegetables – The first such line is a chicken and fresh cut vegetable line in market testing with Foster Farms, a leading U.S. supplier of poultry products. Foster Farms is currently selling three different variations of these microwavable meals through Costco. Apio Tech is selling its membrane technology to Foster Farms and is not supplying the fresh cut vegetables.

b) Forming optimal atmospheres in large packages and containers – This initiative is in late stage development and is being tested with a couple of potential partners. The plan is to create the means to form an optimal atmosphere in containers ranging from a carton size bag, to a pallet size bag, to an entire shipping container.

In addition to these initiatives, Apio Tech is in early stage development on other initiatives.

5)	How do you plan to accelerate Landec Ag’s revenue growth in fiscal year 2007 from its fiscal year 2006 growth of 2%, excluding Heartland Hybrids revenues in fiscal year 2006?

There are several factors that lead us to believe that Landec Ag’s accelerated growth plan in fiscal year 2007, including Heartland Hybrids, is achievable:

a)	Corn acres for 2006 were down by approximately 5% from 2005 driven by increased input costs due to high petroleum prices and low market prices for corn. Because of the projected significant increase in the use of ethanol, we expect the market price for corn to increase in 2007. In addition, we expect the planted acres of corn to increase in 2007 to levels equal to or greater than those acres planted in 2005.

b)	During 2006, the U.S. corn market experienced extremely competitive pressures with several major corn seed suppliers offering steep discounts and bundled deals in order to gain or maintain market share. We do not expect these extremely competitive pressures to represent a sustainable long-term market strategy. We expect that price competition will return to more normal patterns in 2007.

c)	Landec Ag also has several new initiatives to help increase sales, including: 1) new methods of leveraging our lead generation activities to increase new business, 2) a portfolio recommendation system for existing customers to increase retention and order sizes and 3) a new technology that will provide seed consultants with spatial imagery and in depth information about a customer’s farm which will give our seed consultants much more specific and local information about our customers to enhance hybrid seed recommendations.

6)	What are the primary reasons the Company is projecting raw material costs to increase by approximately $3.5 million in fiscal year 2007 compared to fiscal year 2006?

There are three primary reasons for the expected raw material cost increases – produce sourcing, produce packaging and seed corn supply.

Our contracted produce sourcing costs for fiscal year 2007, excluding weather related spikes, have increased due to increased input costs.

Although Apio has done a very good job of keeping packaging cost increases to a minimum over the past couple of years, with oil prices staying in the $70 per barrel range, packaging costs are increasing as the input costs of our suppliers are increasing. As in the past, we plan to do everything possible to keep these increases as low as possible but as long as oil prices stay as high as they have been recently we will be experiencing increased packaging costs.

Our cost for seed corn is increasing as our mix of hybrid seeds changes to a higher percentage of hybrids with traits which have higher technology and royalty fees. In addition, the costs of obtaining the base genetics from the genetic research companies are also increasing.

7)	What levels of capital expenditures and R&D expenditures are expected in order to grow your core businesses?

For fiscal year 2007, we expect capital expenditures to increase to approximately $7.0 million from $4.7 million in fiscal year 2006 as we significantly expand Apio’s value-added fresh-cut vegetable processing facility and further automate our food processing capabilities at Apio. We expect total Company R&D expenses for fiscal year 2007 to be slightly higher than the $3.0 million spent during fiscal year 2006 as we focus on growing our R&D and licensing business both outside our core food and ag business as well as within our core businesses.

8) What are the details surrounding the new agreement with Air Products?

Our agreement with Air Products, which was concluded on March 14, 2006, is an R&D and license agreement whereby Landec will work closely with Air Products to commercialize the Intelimer polymer technology in specific fields. Landec will contribute technology and R&D and technical service support while Air Products will have responsibility for order processing, manufacturing, and sales and marketing through its global network. The companies will focus on product development around Landec’s Intelimer technology supported by the worldwide sales and marketing organization of the Performance Materials Division of Air Products, an over $1 billion provider of polymers, chemicals and intermediates. The agreement has a twenty year term with an Air Products option to buy out Landec’s interest, based on a preset formula, anytime after the tenth year. Landec will receive up to $2.5 million in license fees over the next three years and will be entitled to 40% of gross profits from sales of products that incorporate Landec’s Intelimer materials starting in March 2007.

There are four specified fields in the agreement which Air Products has exclusive rights to exploit as long as certain minimums are achieved:

1) Personal Care – This market area will expand our developing product sales to L’Oréal and extend the use of Intelimer polymers in the cosmetics and personal care industries. Landec has developed several recently patented polymer systems for use in thickening and rheology control for use in formulations – lotions, creams, gels, sticks, etc – for skin care and color care products and for use in hair styling and restyling products using its patented temperature switch technology for hair care products.

2) Thermoset Latent Catalysts – Landec has developed and is selling small quantities of patented latent curing epoxy catalysts and polyester latent accelerator products. These products and other possible future latent Intelimer polymer bound catalysts for polyurethanes will be developed in this collaboration with Air Products based on its strong position today in epoxy and polyurethanes curing and catalyst systems.

3) Household, Industrial and Institutional Cleaning Products – Similar polymer products to those Intelimer materials now being developed for personal care use will be adapted for use in household, institutional and industrial cleaning products using the temperature switch and patented associative thickening properties of the Intelimer technology.

4) Disposable Non-Wovens – The Intelimer technology will be examined to develop polymers for use in this area of expertise at Air Products.

Excluded from this agreement are uses of Landec’s Intelimer technology in medical devices, drug/pharmaceutical applications and adhesives.

9)	Why doesn’t the diluted EPS based on the Company’s net income divided by weighted average diluted shares outstanding agree to the disclosed diluted EPS of $0.32?

Because Apio and Landec Ag have issued subsidiary options to employees, under GAAP accounting for diluted EPS, for those subsidiaries with net income, the portion of subsidiary net income allocable to subsidiary option holders is deducted from consolidated net income before calculating diluted EPS. Because Landec Ag had a net loss it is not considered in the calculation. For Apio, which reported net income for fiscal year 2006, approximately 6% of Apio’s net income, or $556,000, was deducted from Landec’s consolidated net income before calculating diluted EPS. Therefore, $8,651,000 in consolidated net income less $556,000 equals $8,095,000 divided by 25,657,000 weighted average diluted shares outstanding equals $0.32 per diluted share.

10)	How do the results by line of business for the three and twelve months ended May 28, 2006 compare with the same periods last year?

The results are as follows (unaudited and in thousands):

	Three months	Three months ended	Twelve months ended	Twelve months
	ended 5/28/06	5/29/05	5/28/06	ended 5/29/05

Revenues:
Apio Value Added(a)	$36,485	$31,244	$136,141	$120,445
Apio Trading (b)	7,900	8,941	57,990	58,660
Apio Tech (c)	95	52	685	52

Total Apio	44,480	40,237	194,816	179,157
Landec Ag	25,723	15,821	34,096	25,648
Corporate	1,084	114	3,041	425

Total Revenues	71,287	56,172	231,953	205,230

Gross Profit:
Apio Value Added	5,586	4,942	23,022	19,062
Apio Trading	491	416	3,212	3,118
Apio Tech	56	15	619	15

Total Apio	6,133	5,373	26,853	22,195
Landec Ag	7,800	5,549	10,439	9,448
Corporate	1,017	70	2,752	329

Total Gross Profit	14,950	10,992	40,044	31,972

R&D:
Apio	375	206	1,108	831
Landec Ag	—	106	470	647
Corporate	387	256	1,464	1,065

Total R&D	762	568	3,042	2,543

S,G&A:
Apio	3,310	2,748	13,633	12,354
Landec Ag	2,696	2,126	9,616	7,857
Corporate	1,443	895	4,730	3,201

Total S,G&A	7,449	5,769	27,979	23,412

Other (d):
Apio	(756)	(861)	(2,984)	(3,389)
Landec Ag	(428)	(257)	(1,740)	(1,260)
Corporate	1,140	1,072	4,352	4,034

Total Other	(44)	(46)	(372)	(615)

Net Income (Loss):
Apio	1,692	1,558	9,128	5,621
Landec Ag (e)	4,676	3,060	(1,387)	(316)
Corporate	327	(9)	910	97

Net Income	$6,695	$4,609	$8,651	$5,402
Net Income Per Diluted Share	$0.24	$0.17	$0.32	$0.21

a) Apio’s value-added business includes service revenues and gross profits from Apio Cooling LP.

b)	Apio’s trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

c)	Apio Tech includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

d)	Included in Other is net interest income/(expense), non-operating income/(expense) and corporate management fees charged to Apio and Landec Ag by Corporate.

e)	Virtually all of Landec Ag’s revenues and profits are realized in the Company’s third and fourth fiscal quarters with the majority being realized in the fourth fiscal quarter.